UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2014

__________

SED INTERNATIONAL HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Georgia	001-35094	22-2715444
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3505 Newpoint Place, Suite 450
Lawrenceville, Georgia		30043
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (770) 243-1200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 4, 2014, the Board of Directors of SED International Holdings, Inc. (the “Company”) adopted a 2014 Equity Incentive Plan (the “Plan”), which provides for the grant to officers, employees, consultants and directors of the Company a variety of equity-based compensation awards, including stock options, stock appreciation rights, restricted shares, restricted share units and other equity-based awards. The purpose of the Plan is to attract and retain qualified individuals to serve as officers, employees, consultants and directors of the Company and to provide such persons with incentives and rewards for superior performance.

The Plan provides that the maximum number of shares of the Company’s common stock that may be issued under the Plan pursuant to equity-based awards is 400,000. The Plan provides that it is to be administered by the Company’s Board of Directors. The Board may at any time amend or terminate the Plan in whole or in part, provided that no amendment or termination of the Plan may materially adversely affect any award previously made under the Plan. The term of the Plan is ten years.

On March 4, 2014, the Board also made initial grants of stock options pursuant to the Plan relating to an aggregate of 280,000 shares of common stock of the Company. These awards were made to officers of the Company, other than the Chief Executive Officer, and provide for vesting periods of three to four years and an exercise price of $0.83 per share, which is based on the average closing sale price of the Company’s common stock quoted on the OTC Markets between January 16, 2014 and March 3, 2014.

The Board has not granted, and currently does not intend to grant, any equity-based awards under the Plan to any directors of the Company.

The Board also determined that although it does not currently intend to amend or terminate any equity-based compensation plans adopted by the Company’s board of directors prior to October 17, 2013, it does not intend to utilize any such plans going forward.

A copy of the Plan is filed as Exhibit 10.1 to this Report and is hereby incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

10.1	SED International Holdings, Inc. 2014 Equity Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SED International Holdings, Inc.

By:	/s/ Hesham M. Gad
Hesham M. Gad
Chief Executive Officer

Date: March 10, 2014